corex

GOLD CORPORATION

January 29, 2007

Letter Agreement Regarding the Santa Rita Property:

Attention: Mr. Norman Meier /Bruno Weiss
Hemis Corporation
5348 Vegas Drive, #226
Las Vegas, NV
USA
89108

Dear Sir

Re: Hemis Corporation ("Hemis") – Acquisition of Mining Rights to the Santa Rita Claim property, Zacatecas Mexico.

Further to our recent discussions in relation to the rights of Hemis to acquire a 49% interest in a certain prospective gold concession located in the State of Zacatecas, Mexico (for the purpose of this document known as the the "Santa Rita Property" or "Rita"), this letter will record our agreement on the matters discussed and agreed with Corex Gold Corporation ("Corex"). The Santa Rita Property is the following:

No.	Concession Name	Title Number	Surface Area(Ha.)	Claimant
1	Santa Rita		22,982	Corex Global

Corex has represented to "Hemis" that it's subsidiary, Corex Global S. de R.L. de C.V. ("Corex Global"), has legal title to the Santa Rita Property. Corex has also represented to Hemis that Glamis Exploracion S.A. de C.V. ("Glamis Sub") is proposing to enter into an Earn-In Agreement under which Glamis Sub shall have the right to acquire up to an 80% interest in the Santa Rita Property and Corex Global's adjacent Zuloaga property (collectively, the "Corex Properties"). Glamis Sub may acquire a 70% interest in the Corex Properties upon completing exploration expenditures of US$4,000,000 (and not less than US$250,000 in any one year) within five years of the date of the Earn-In Agreement. Glamis Sub may acquire a further 10% interest in the Corex Properties upon committing to advance project financing for any mine development project approved for all or part of the Corex Properties.

Corex and Hemis hereby agree that it would be beneficial to both parties if Corex and/or Corex Global could conclude the Earn-In Agreement, provided Hemis retains rights to acquire an interest in the Santa Rita Property. Accordingly, Corex and Hemis hereby agree to new terms under which Hemis may acquire a 49% interest in whatever interest Corex

holds in the Santa Rita Property. This agreement will supercede and replace all earlier agreements and understandings between Corex and its subsidiaries and Hemis and its subsidiaries in relation to "Rita", including the Santa Rita Property Option Agreement dated June 19th, 2006, between Hemis and Corex.

The terms outlined herein may be subsequently formalized into a formal purchase agreement. However until completion of such formal agreement this agreement shall govern.

In accordance with the foregoing, Corex and Hemis agree to replace Hemis option to acquire a 49% interest in Rita with an option of Hemis to acquire a 49% interest in whatever interest Corex holds in Rita from time to time. To exercise its option and acquire such 49% interest, Hemis must make the following payments of money and shares of Hemis to Corex in accordance with the following schedule:

Property Payment Schedule

Due Date	Monies	Shares	
Jan. 31-07	USD$ 200,000.00	25,000	*payed*
July 31-07	USD$ 200,000.00	75,000	
Jan. 31-08	USD$ 200,000.00	50,000	
July 31-08	USD$ 200,000.00	50,000	
Jan. 31-09	USD$ 200,000.00		
Total	**USD$ 1,000,000.00**	**200,000**	

Hemis may make any or all of such payments before their respective due dates and upon completing all such payments will have exercised the option.

Hemis may terminate this agreement at any time hereafter upon delivering notice of termination to Corex. Upon termination by Hemis, Hemis shall have no further obligation or liability to Corex Gold Corp. to make any further payments, except Hemis shall continue to be obligated to make any payments which became due prior to the date notice of termination was delivered to Corex.

Hemis' option herein shall include the right to earn in to any property that is subject to the terms of the Earn-In Agreement between Corex and Glamis Sub and lies within the area of 5 kilometres beyond the northern, eastern and southern boundaries of Rita, but no area further west than the western boundary of Rita.

For so long as Glamis Sub shall hold rights to acquire an interest in Rita under the Earn-In Agreement, Hemis shall have no right to conduct exploration on Rita. For greater certainty, if:

(a) Hemis exercises its option and earns a 49% interest in Corex's interest in Rita before Glamis Sub earns an interest in the Corex Properties, the interest Hemis earns shall be subject, on a pro rata basis in proportion to its interest, to the terms of the Earn-In Agreement between Corex Global and Glamis Sub; and

(b) Hemis exercises its option and earns a 49% interest in Corex's interest in Rita after Glamis Sub earns an interest in the Corex Properties, Hemis' shall acquire, upon such exercise, 49% of Corex Sub's interest in such joint venture.

This agreement is subject to the approval of the TSX Venture Exchange.

The parties hereto agree to cooperate fully and completely with respect to any reports or press releases that may be required by regulatory rules and policies.

This agreement may be signed by facsimile and in counterparts.

If the terms and conditions herein are agreeable to you, please signify by dating and signing in the spaces provided below and return one copy of this letter signed by Hemis.

Yours truly,

Corex Gold Corp.

Per: ______________________

Craig Schneider, President Corex Gold Corp.

The terms and conditions contained herein are accepted and agreed to this 29th day of January, 2007.

Per: ______________________

Bruno Weiss, Chief Financial Officer

COREX GOLD CORP.
Suite 350-409 Granville Street, Vancouver, BC V6C 1T2
Tel: 604-683-2505 Fax: 604-683-2506